Exhibit 99.1

RELIANCE, INC. ANNOUNCES APPOINTMENT OF John G. Sznewajs TO bOARD OF DIRECTORS

SCOTTSDALE, AZ— October 1, 2025—Reliance, Inc. (NYSE: RS) today announced the appointment of John G. Sznewajs, 58, as an independent member of the Company’s Board of Directors. Mr. Sznewajs’ term took effect on October 1, 2025 and will expire at the Company’s 2026 Annual Meeting of Stockholders. Following the appointment of Mr. Sznewajs, Reliance’s Board will be comprised of nine members, eight of whom are independent.

"We are thrilled to have John join our Board,” said Douglas Stotlar, Chairman of Reliance’s Board of Directors. “He is an exceptional leader with deep financial expertise and understanding of global markets. John’s unique perspective and wealth of experience will be a tremendous asset to Reliance.”

Karla Lewis, Reliance’s Chief Executive Officer, added: “I am pleased to welcome John as a new independent director on Reliance’s Board. John is a respected and experienced executive with expertise in corporate strategy, finance and financial markets, multinational industrial business operations, information technology, and corporate and business development.”

Mr. Sznewajs is a partner at Shore Capital, a lower middle-market private equity firm. From 2007 to 2023, Mr. Sznewajs served as the Vice President and Chief Financial Officer of Masco Corporation (NYSE: MAS), a global manufacturer and marketer of branded home improvement and building products and services. Mr. Sznewajs also currently serves as a director of CMS Energy Corporation (NYSE: CMS), an energy company operating primarily in Michigan, and serves on its audit, finance, and executive committees.  Mr. Sznewajs earned a Bachelor of Arts in economics from Kalamazoo College and a Master of Business Administration degree from The University of Chicago Booth School of Business.

About Reliance, Inc.

Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 320 locations in 41 states and 10 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2024, Reliance’s average order size was $2,980, approximately 50% of orders included value-added processing, and approximately 40% of orders were delivered within 24 hours. Reliance’s press releases and additional information are available on the Company’s website at reliance.com.

CONTACT:

(213) 576-2428

investor@reliance.com

or Addo Investor Relations

(310) 829-5400